Exbibit 10.13

FORM OF

HANESBRANDS INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective January 1, 2006)

Section 1

Introduction

1.1 The Plan and Its Effective Date. The Hanesbrands Inc. Executive Deferred Compensation Plan is established as of January 1, 2006.

1.2 Purpose.

(a)	The Company has established this Plan to allow Eligible Employees to defer compensation as described herein. The Plan is intended to be a top-hat plan described in Section 201(2) of ERISA.

(b)	Amounts deferred under the Plan on and after the Effective Date (and amounts described in Paragraph 5 of Supplement I to the Plan) are subject to the provisions of Section 409A of the Code; accordingly, as applied to those amounts, the Plan shall at all times be interpreted and administered so that it is consistent with such Code section notwithstanding any provision of the Plan to the contrary.

1.3 Administration. The Plan shall be administered by the Committee. The Committee shall have the powers set forth in the Plan and the complete discretionary power to interpret its provisions. Any decisions of the Committee shall be final and binding on all persons with regard to the Plan. The Committee may delegate its authority hereunder to the Senior Vice President, Human Resources of the Company or to such other officers of the Company as it may deem appropriate.

1.4 Plan Year. The Plan shall be administered on the basis of the Plan Year.

Section 2

Glossary of Terms

2.1 “Annual Base Salary” means the regular rate of compensation to be paid to the Eligible Employee for services rendered during the Plan Year excluding severance or termination payments, commissions, foreign service payments, payments for consulting services and such other unusual or extraordinary payments as the Committee may determine.

2.2 “Annual Bonus” means an Eligible Employee’s Annual Bonus for a year due under an Annual Bonus Plan or any other short-term incentive plan of the Company or an Employer.

2.3 “Beneficiary” means the individual(s) or entity designated by a Participant to receive the balance of the Participant’s Deferral Account in the event of the Participant’s death prior to the payment of the Participant’s entire Deferral Account. To be effective, any beneficiary designation shall be filed in such manner as prescribed by the Committee. A Participant may revoke an existing beneficiary designation by filing another Beneficiary designation in such manner as prescribed by the Committee. The latest beneficiary designation received by the Committee shall be controlling. If no Beneficiary is named by a Participant or if he survives all of his named Beneficiaries, the Deferral Account shall be paid in the following order of precedence:

(a)	the Participant’s spouse;

(b)	the Participant’s children (including adopted children), per stirpes; or

(c)	the Participant’s estate.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Committee” means the Employee Benefits Administrative Committee of the Sara Lee Corporation for as long as the Company is a member of Sara Lee Corporation’s controlled group of corporations (as defined in Section 414 of the Code and the regulations thereunder). Thereafter, “Committee” shall mean the Employee Benefits Administrative Committee of the Company.

2.6 “Company” means Hanesbrands Inc.

2.7 “Deferral” means the amount deferred pursuant to a Deferral Election and, as the context warrants, includes an “Employer Deferral” which is an amount credited to a Participant’s Deferral Account by an Employer.

2.8 “Deferral Account” means the bookkeeping account established in the name of the Participant to hold all amounts deferred pursuant to the Participant’s Deferral Elections or pursuant to an Employer Deferral. As described in Supplement I to this Plan, separate rules apply to Transferred Participant’s Grandfathered Deferrals.

2.9 “Deferral Crediting Date” means the business day coinciding with or next following the 15th day of each calendar month and the business day coinciding with or next following the last day of each calendar month.

2.10 “Deferral Election” means a Participant’s irrevocable election to defer receipt of an Incentive Payment, an Annual Bonus, and/or Annual Base Salary for a Plan Year.

2.11 “Deferral Program” means the terms and conditions, described herein, pursuant to which a Participant may on or after January 1, 2006 defer payment of an Incentive Payment, an Annual Bonus, and/or Annual Base Salary.

2.12 “Distribution Date” means the date on which an Eligible Employee elects to have a Deferral paid pursuant to a Deferral Election.

2.13 “Effective Date” means the effective date of the Plan, January 1, 2006.

2.14 “Eligible Employee” means each salary band one through six level executive of the Company or an Employer on a U.S. payroll, the Chief Executive Officer of the Company, the Executive Chairman of the Board of the Company, and each other executive of the Company or an Employer who is identified as eligible by the Committee.

2.15 “Employer” means any subsidiary or affiliate of the Company incorporated under the laws of any state in the United States that has adopted the Plan with the consent of the Committee.

2.16 “Employer Deferral” means an amount credited to a Participant’s Deferral Account by an Employer.

2.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.18 “Incentive Payment” means any payment due under a long-term performance incentive plan of the Company or an Employer.

2.19 “Interest Account” means the investment alternative under which interest is credited to a Participant’s Deferral Account each Plan Year.

2.20 “Market Value” of common stock means the average of the high and low quotes for the applicable common stock on the applicable day on the New York Stock Exchange Composite Transaction Tape.

2.21 “Participant” means any Eligible Employee who makes a Deferral Election or has a Deferral Account under the Plan.

2.22 “Plan” means the Hanesbrands Inc. Executive Deferred Compensation Plan.

2.23 “Plan Year” means the calendar year.

2.24 “Re-Deferral Election” means a Participant’s irrevocable election to extend a Distribution Date.

2.25 “Stock Equivalent Account” means the investment alternative under which a Participant’s Deferral Account is treated as if it is invested in common stock equivalents.

2.26 “Top-50 Employee” means an employee who meets the key employee requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending each December 31st. If an employee is a Top-50 Employee as of any December 31st, the person is treated as a Top-50 Employee for the 12-month period beginning on the March 1st following that December 31st.

2.27 “Trust” means the grantor Trust or Trusts, if any, that the Company or an Employer may maintain to hold assets to be used for payment of benefits under the Plan.

2.28 “Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or of a dependent of the Participant; (ii) loss of the Participant’s property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Committee. If the Committee determines that a Participant has an Unforeseeable Financial Emergency, then the Participant’s Deferral Elections then in effect shall be revoked for the balance of the Plan Year with respect to all amounts not previously deferred, however such Participant may make a new Deferral Election in the following Plan Year.

2.29 “Valuation Date” means the business day coinciding with or next following each June 30 and December 31.

Section 3

Participation and Deferral Elections

3.1 Participation. Subject to the conditions and limitations of the Plan, any Eligible Employee who makes a Deferral Election as described in Section 3.2 shall become a Participant in the Plan and shall remain a Participant until the entire balance of his Deferral Account is distributed to him.

3.2 Rules for Deferral Elections. Any Eligible Employee may make a Deferral Election for a Plan Year in accordance with the rules set forth below.

(a)	Eligibility. An Eligible Employee shall be eligible to make a Deferral Election only if he is an active, regular, full-time employee on the date such election is made.

(b)	Deferral Amounts. Under the Deferral Program, for each Plan Year, an Eligible Employee may make no more than one Deferral Election for each of the Eligible Employee’s Incentive Payments, Annual Bonus, Annual Base Salary and other payments in the amounts set forth below:

(i)	All or any portion of the Eligible Employee’s Annual Base Salary.

(ii)	All or any portion not less than 25 percent of the Eligible Employee’s Annual Bonus.

(iii)	All or any portion not less than 25 percent of the Eligible Employee’s Incentive Payment.

(iv)	With respect to any other bonuses and incentive payments under any plan or arrangement established by the Company or an Employer as the Committee may designate as compensation eligible for deferral under this Plan, in such increments and subject to such limitations and restrictions as the Committee may establish.

(c)	Timing and Other Requirements for Deferral Elections. All Deferral Elections must be made in such form as the Committee may prescribe and must be received by the Committee no later than the date specified by the Committee. With respect to deferrals of Annual Base Salary, the date specified by the Committee generally may be no later than the end of the calendar year preceding the calendar year in which the Annual Base Salary is anticipated to be paid. With respect to deferrals of Annual Bonuses, the date specified by the Committee generally may be no later than the end of the calendar year preceding the beginning of the measurement period for such Annual Bonus; provided, however, that if the Committee determines that such Annual Bonus qualifies as “performance-based compensation” (as defined in Code Section 409A(4)(B)(iii) and the regulations thereunder), such Deferral Election may be made no later than 6 months before the end of the measurement period. With respect to deferrals of Incentive Payments, the date specified by the Committee generally may be no later than the end of the calendar year preceding the calendar year in which vesting in such Incentive Payment would begin; provided, however, that if the Committee determines that such Incentive Payment qualifies as “performance-based compensation” (as defined above), such Deferral Election may be made no later than 6 months before the end of the measurement period. The Committee, in its complete discretion, may modify the general rules set forth above as permitted by IRS Notice 2005-1 and regulations issued under Code Section 409A.

(d)	Special Rule for Newly Eligible Employees. Notwithstanding anything in paragraph (c) above to the contrary, in the first year in which an Eligible Employee becomes eligible to participate in the Plan, such Participant may make a Deferral Election within 30 days after the date the Participant first become eligible to participate; provided, however, that such election may only apply to compensation with respect to services to be performed subsequent to the election (with Annual Bonuses and Incentive Payments prorated to the extent necessary to comply with regulations issued under Code Section 409A).

(e)	Elections Generally Irrevocable. Deferral Elections shall be irrevocable; provided, that if the Committee determines that a Participant has an Unforeseeable Financial Emergency, then the

Participant’s Deferral Elections then in effect shall be revoked with respect to all amounts not previously deferred.

(f)	Investment Election. As part of each Deferral Election, an Eligible Employee must elect the investment alternatives that shall apply to the Deferral in accordance with Section 4.2.

(g)	Distribution Dates. As part of each Deferral Election, the Eligible Employee must specify a Distribution Date. The Distribution Dates specified may be the earlier of a specified date or the Eligible Employee’s termination of employment, but in no case shall the Distribution Date be prior to the January 1 following the first anniversary of the date the Deferral Election is made. The Distribution Dates specified in an Eligible Employee’s Deferral Elections may, but need not necessarily, be the same for all Deferrals. Except as provided in subsection (i) below, each Distribution Date is irrevocable and shall apply only to that portion of the Participant’s Deferral Account which is attributable to the Deferral.

(h)	Distribution Form. As part of each Deferral Election, an Eligible Employee must elect the form in which the Deferral will be paid beginning on the selected Distribution Date in accordance with Section 5.1. The distribution form specified may, but need not necessarily be the same for all distribution events. Except as provided in Section 5.1, an Eligible Employee’s election as to the method of payment shall be irrevocable.

(i)	Re-Deferrals. A Participant may make a Re-Deferral Election; provided, that no Re-Deferral Election shall be effective unless (i) the Committee receives the election not later than 12 months prior to the Distribution Date to be changed, and (ii) the new Distribution Date is not earlier than the fifth anniversary of the prior Distribution Date. All Re-Deferral Elections must be made pursuant to such rules as the Committee may prescribe. The Committee, in its complete discretion, may modify the general rules set forth above as permitted by IRS Notice 2005-1 and regulations issued under Code Section 409A. In addition, during 2005 and 2006, Re-Deferral Elections need not be received by the Committee 12 months prior to the Distribution Date to be changed, and the new Distribution Date may be earlier than the fifth anniversary of the prior Distribution Date; provided, however that Re-Deferral Elections made in 2006 may neither specify a Distribution Date in 2006 nor defer amounts otherwise payable in 2006.

3.3 Transfers. With the consent of the Committee and subject to such limits and in accordance with such rules as the Committee may establish in its sole discretion, a Participant who is employed by a subsidiary of the Company may elect to transfer his entire Deferral Account to a similar deferred compensation plan maintained by such subsidiary; provided, that no portion of a Participant’s Deferral Account that is attributable to a Deferral, the Distribution Date for which has or will have occurred before the scheduled transfer date, may be transferred under this provision.

3.4 Employer Deferrals. In addition to Deferrals made pursuant to a Participant’s Deferral Election under this Section 3, an Employer may credit an Employer Deferral to a Participant’s Deferral Account. The amount of any Employer Deferral shall be determined by the Employer it its complete discretion. At the time the Employer Deferral is credited to the Participant’s Deferral Account, the Employer shall specify the Distribution Date and the form of payment for the Employer Deferral. Once credited to the Participant’s Deferral Account, the Employer Deferral shall be treated as any other Deferral under the Plan.

Section 4

Deferral Accounts

4.1 Deferral Accounts. All amounts deferred pursuant to a Participant’s Deferral Elections under the Plan shall be allocated to the Participant’s Deferral Account and the Committee shall maintain a separate subaccount under a Participant’s Deferral Account for each Deferral. Deferrals shall be credited to the Deferral Account as of the Deferral Crediting Date coinciding with or next following the date on which, in the absence of a Deferral Election, the Participant would otherwise have received the Deferral.

4.2 Investment Alternatives. A Participant must make an investment election at the time of each Deferral Election. The investment election must be made pursuant to such rules as the Committee may prescribe, subject to Section 4.3, and shall designate the portion of the Deferral which is to be treated as invested in each investment alternative. Subject to the Committee’s right to change the investment alternatives in the future, the investment alternatives are as follows:

(a)	Stock Equivalent Account.

(i)	Under the Stock Equivalent Account, the value of the Participant’s Deferral shall be determined as if the Deferral were invested in common stock equivalents as of the Deferral Crediting Date. Subject to the special transition rules set forth in subparagraph (ii) below, until the Company ceases to be a member of Sara Lee Corporation’s controlled group of corporations (as defined in Section 414 of the Code and the regulations thereunder) (referred to herein as the “Spin-Off Date”), Sara Lee Corporation common stock equivalents shall be used, and after the Spin-Off Date, Company common stock equivalents shall be used.

(ii)	In connection with Sara Lee Corporation’s intent to distribute to its shareholders all of Sara Lee Corporation’s interest in the Company, each Participant deemed to be invested in the Stock Equivalent Account will automatically be deemed to have part of his or her Stock Equivalent Account based on Company common stock equivalents in the same ratio as all other shareholders of Sara Lee Corporation common shares. With respect to the remaining portion of the Participant’s interest in the Stock Equivalent Account that is determined based on Sara Lee Corporation common stock equivalents, each Participant invested in the Stock Equivalent Account shall be permitted to elect to have his or her interest in the Stock Equivalent Account: (A) determined as if such amounts were invested in Company common stock, or (B) transferred to the Interest Account. The Participant election described in the immediately preceding sentence shall be made at such times and in accordance with such rules as shall be established by the Committee; provided, however, that no such election shall be permitted after the end of the quarter containing the one-year anniversary of the Spin-Off Date. If a Participant with a balance in the Stock Equivalent Account that is determined based on Sara Lee Corporation common stock equivalents does not make such an election pursuant to this subparagraph, amounts in the Participant’s Stock Equivalent Account shall continue to be determined as if the amounts were invested in Sara Lee Corporation common stock; provided, however, that at the end of the quarter containing the one-year anniversary of the Spin-Off Date, any amounts which are still determined as if the amounts were invested in Sara Lee Corporation common stock shall thereafter be transferred to the Interest Account. The foregoing transition rules only apply to Stock Equivalent Account amounts deemed invested in the Sara Lee Corporation common stock equivalents or prior to December 31, 2006; after that date, investments in the Stock Equivalent Account shall be determined as if the amounts were invested in Company common stock.

(iii)	The conversion of Sara Lee Corporation’s common stock equivalents to Company stock equivalents shall be determined by the Committee in its complete discretion based on the Market Value for Sara Lee Corporation and for Company common stock from time to time.

(iv)	The number of common stock equivalents to be credited to the Participant’s Deferral Account and appropriate subaccounts on each Deferral Crediting Date shall be determined by dividing the Deferral to be “invested” on that date by the Market Value of the Sara Lee Corporation or Company common stock, as applicable. Fractional stock equivalents will be computed to two decimal places.

(v)	An amount equal to the number of common stock equivalents multiplied by the dividend paid on applicable common stock on each dividend payment date shall be credited to the Participant’s Deferral Account and appropriate subaccount as of the Deferral Crediting Date coincident with or next following the dividend payment date and “invested” in additional common stock equivalents as though such dividend credits were a Deferral.

(vi)	In the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of any or all of the assets of Sara Lee Corporation or of the Company to stockholders, or any other similar change or event, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change or event shall be made with respect to the number of common stock equivalents credited to a Participant’s Deferral Account.

(vii)	The number of shares of applicable common stock to be paid to a Participant on a Distribution Date shall be equal to the number of common stock equivalents accumulated in the Stock Equivalent Account on the Distribution Date divided by the total of the payments to be made. All payments from the Stock Equivalent Account shall be made in whole shares of common stock with fractional shares credited to federal income taxes withheld.

(b)	Interest Account. Under the Interest Account, interest will be credited to the Participant’s Deferral Account on a monthly basis and on the date the final payment of a Deferral is to be made based on the balance in the Participant’s Deferral Account deemed invested in the Interest Account on the Valuation Date or such final payment date. The rate of interest to be credited will be set based on a current external rate determined by the Committee from time to time; provided, however, that the rate of interest from the Effective Date through the end of the Company’s 2006 fiscal year shall be 4.775%. If installment payments are elected, the amount to be paid to the Participant on a Distribution Date shall be determined as follows: the amount of each installment shall be determined by dividing the Participant’s Deferral Account balance by the number of remaining installment payments. All payments from the Interest Account shall be made in cash.

4.3 Investment Elections and Changes. A Participant’s investment elections shall be subject to the following rules:

(a)	Except as provided in subsection (b) below with respect to Incentive Payments that would have been paid in the form of common stock, if the Participant fails to make an investment election with respect to a Deferral, the Deferral shall be deemed to be invested in the Interest Account.

(b)	Any Deferral attributable to an Incentive Payment in the form of common stock, restricted or otherwise, shall automatically be deemed to be invested in the Stock Equivalent Account.

(c)	All investments in the Stock Equivalent Account shall be irrevocable.

(d)	A Participant may elect to transfer amounts invested in the Interest Account to the Stock Equivalent Account as of any Valuation Date by filing an investment change election with the Committee prior to the Valuation Date the change is to become effective. The amount elected to be transferred to the Stock Equivalent Account shall be treated as invested in common stock equivalents as of the Valuation Date and the number of common stock equivalents to be credited to the Participant’s Deferral Account and appropriate subaccounts as of the Valuation Date shall be determined by dividing the amount to be transferred by the Market Value of the applicable company stock on such Valuation Date.

(e)	Until invested as of the Deferral Crediting Date in either the Interest Account or Stock Equivalent Account, a Participant’s Deferral shall be credited with interest in such amount as the Committee may determine.

4.4 Vesting. A Participant shall be fully vested at all times in the balance of his Deferral Account.

Section 5

Payment of Benefits

5.1 Time and Method of Payment Under the Deferral Program.

(a)	Distribution Options. Payment of a Participant’s Deferral made under the Deferral Program shall be made in a single lump sum or in substantially equal annual installments over a period not exceeding ten years as elected by the Participant in the Deferral Election. If a Participant fails to elect a method of payment, such payment shall be payable in a single lump sum.

(b)	Time When Payments Begin. If a Participant’s Deferral Account is payable in a single lump sum, the payment shall be made as soon as practicable following the Distribution Date but not later than 30 days following the Distribution Date. If a Participant’s Deferral is payable in installment payments, then the Participant’s Deferral shall be paid in substantially equal annual installments commencing as soon as practicable following the Distribution Date. Subsequent installment payments shall be paid each January 1st over the period as elected by the Participant in the Deferral Election. Notwithstanding any other provision of the Plan to the contrary, distributions to be made to a Top-50 Employee upon his retirement or other termination of employment shall not be made before the date that is six (6) months after the Top-50 Employee’s retirement or other separation from service.

(c)	Changing Distribution Method. A Participant may make a one-time election after the original Deferral Election to change the method of payment elected by the Participant; provided, that such election shall be treated as a Re-Deferral Election. Installment payments shall be treated as a single payment for purposes of making a Re-Deferral Election, and the first scheduled installment will be the measuring standard for purposes of determining whether a Re-Deferral Election complies with the requirements of Section 3.2 above, specifically, no Re-Deferral Election shall be effective unless (i) the Committee receives the election not later than 12 months prior to the Distribution Date to be changed, and (ii) the new Distribution Date is not earlier than the fifth anniversary of the prior Distribution Date. The Committee, in its complete discretion, may modify the general rules set forth above as permitted by IRS Notice 2005-1 and regulations issued under Code Section 409A.

(d)	Special Rule for Small Amounts. Notwithstanding any election by the Participant regarding the timing and manner of payment of his Deferrals, upon a Participant’s retirement or other termination of employment, if the total value of the Participant’s Deferral Account (excluding Grandfathered Deferrals described in Supplement I to this Plan, and determined as of the Valuation Date coinciding with or immediately following the Participant’s termination of employment) is less than $25,000, then the Participant’s Deferral Account shall be distributed in a lump sum as soon as practicable following the Participant’s retirement or other termination of employment. Pursuant to Section 5.1(b) above, a six month delay may be required for any such distribution to a Top-50 Employee.

5.2 Payment Upon Total Disability. In the event a Participant becomes totally disabled before all amounts credited to his Deferral Account have been paid, payment of the Participant’s Deferral Account shall be made in a lump sum as soon as practicable after the Participant is determined to be totally disabled. A Participant will be considered to be totally disabled if the Participant is determined to be (i) unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.

5.3 Payment Upon Death of a Participant. In the event a Participant dies before all amounts credited to his Deferral Account have been paid, payment of the Participant’s Deferral Account shall be made to the Participant’s Beneficiary in a single lump sum payment as soon as practicable after the Participant’s death.

5.4 Form of Payment. The payment of that portion of a Deferral deemed to be invested in the Interest Account shall be made in cash. The distribution of that portion of a Deferral deemed to be invested in the Stock Equivalent Account less applicable withholding shall be distributed in whole shares of common stock with fractional shares credited to federal income taxes withheld.

5.5 Unforeseeable Financial Emergency. If the Committee or its designee determines that a Participant has incurred an Unforeseeable Financial Emergency, the Participant may withdraw in cash and/or stock the portion of the balance of his Deferral Account needed to satisfy the Unforeseeable Financial Emergency, to the extent that the Unforeseeable Financial Emergency may not be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. A withdrawal on account of an Unforeseeable Financial Emergency shall be paid as soon as possible following the date on which the withdrawal is approved.

5.6 Withholding of Taxes. The Company shall withhold any applicable Federal, state or local income tax from payments due under the Plan. The Company may also be required to withhold Social Security taxes, including the Medicare portion of such taxes, and any other employment taxes as necessary to comply with applicable laws.

Section 6

Miscellaneous

6.1 Funding. Benefits payable under the Plan to any Participant shall be paid directly by the Participant’s Employer (including the Company if the Participant is employed by the Company). The Company and the Employers shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. Notwithstanding the foregoing, the Company and the Employers, in the discretion of the Committee, may maintain one or more Trusts. The assets of any such Trusts with respect to benefits payable to the employees of each Employer shall remain the assets of such Employer subject to the claims of its general creditors. Any payments by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the Company or the Employer and shall discharge the Company or the Employer of any further liability under the Plan for such payments.

6.2 Account Statements. As soon as practical after the end of each calendar year (or after such additional date or dates as the Committee, in its discretion, may designate), each Participant shall be provided with a statement of the balance of his Deferral Account hereunder as of the last day of such calendar year (or as of such other dates as the Committee, in its discretion, may designate).

6.3 Employment Rights. Establishment of the Plan shall not be construed to give any Eligible Employee the right to be retained in the Company’s service or to any benefits not specifically provided by the Plan.

6.4 Interests Not Transferable. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind, except (a) as provided for under the sections of a Company plan or agreement that state the Company’s authority to demand repayment of amounts owed to the Company pursuant to those sections, (b) as required for purposes of withholding of any tax under the laws of the United States or any state or locality, or (c) pursuant to a court-approved property settlement agreement issued incident to the Participant’s divorce. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

6.5 Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amounts of the Deferral Account of a Participant that are not distributed because of the Committee’s inability, after a reasonable search, to locate a Participant or his Beneficiary, as applicable, within a period of two (2) years after the Distribution Date upon which the payment of any benefits becomes due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Company under the Plan and the Participant or Beneficiary, as applicable, shall have no further right to his Deferral Account.

6.6 Controlling Law. The law of North Carolina, without regard to any state’s choice of law principles, shall be controlling in all matters relating to the Plan to the extent not preempted by ERISA.

6.7 Gender and Number. Words in the masculine gender shall include the feminine, and the plural shall include the singular and the singular shall include the plural.

6.8 Action by the Company. Except as otherwise specifically provided herein, any action required of or permitted by the Company under the Plan shall be by resolution of the Board of Directors of the Company or by action of any member of the Committee or person(s) authorized by resolution of the Board of Directors of the Company.

Section 7

Employer Participation

Any subsidiary or affiliate of the Company incorporated under the laws of any state in the United States may, with the approval of the Committee and under such terms and conditions as the Committee may prescribe, adopt the Plan. The Committee may amend the Plan as necessary or desirable to reflect the adoption of the Plan by an Employer; provided, however, that an adopting Employer shall not have the authority to amend or terminate the Plan under Section 8.

Section 8

Amendment and Termination

The Company intends the Plan to be permanent, but reserves the right at any time by action of its Board of Directors to modify, amend or terminate the Plan; provided, however, that any amendment or termination of the Plan shall not reduce or eliminate any Deferral Account accrued through the date of such amendment or termination. Upon termination of the Plan, the Committee may provide that, notwithstanding the Distribution Date or form selected by each Participant, all Deferral Accounts will be distributed on a date and in a form selected by the Committee.

The Committee shall have the authority to adopt amendments to the Plan as set forth in resolutions of the Compensation and Employee Benefits Committee of the Board of

Directors of the Company. The Committee shall provide notice of amendments it adopts to the Compensation and Employee Benefits Committee of the Board of Directors of the Company on a timely basis.

Executed in multiple originals this          day of                         , 2005.

HANESBRANDS INC.

By:

SUPPLEMENT I

TO

HANESBRANDS INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective January 1, 2006)

Transfer Of Liabilities From

Sara Lee Corporation

Executive Deferred Compensation Plan

1.	Background. Sara Lee Corporation (“Sara Lee”) maintains the Sara Lee Corporation Executive Deferred Compensation Plan (the “Sara Lee Plan”). In connection with the establishment of the Company, Sara Lee and the Company desire to cause the liabilities under the Sara Lee Plan attributable to current and former employees of the Company (and of the Company’s predecessor, the Branded Apparel division of Sara Lee) to be transferred to the Plan. Current and former employees described in the immediately preceding sentence are described herein as “Transferred Participants”.

2.	Transfer, Effect of Transfer. Effective on January 1, 2006 (the “Transfer Date”), the liabilities/account balances of the Sara Lee Plan attributable to the Transferred Participants shall be transferred to the Company, to be held and administered in accordance with the terms of the Plan, as amended; provided, that any elections and beneficiary designations made under the Sara Lee Plan shall remain in effect under the Plan. The Plan is the successor to the Sara Lee Plan with regard to Transferred Participants.

Supplement I

3.	Special Rules for Grandfathered Deferrals. Any deferrals made by a Transferred Participant under the Sara Lee Plan prior to January 1, 2005 (“Grandfathered Deferrals”) shall be subject to the rules set forth below.

(a)	Previously Elected Distribution Dates. As part of each Deferral Election, the Transferred Participant was required to specify a Distribution Date for the Grandfathered Deferral, which may differ for various Grandfathered Deferrals. Except as provided below, each Distribution Date is irrevocable and shall apply only to that portion of the Transferred Participant’s Deferral Account which is attributable to that Grandfathered Deferral.

(b)	Previously Elected Distribution Form. As part of each Deferral Election, a Transferred Participant was required to elect the form in which the Grandfathered Deferral will be paid beginning on the selected Distribution Date as either (i) a single lump sum or (ii) substantially equal annual installments (each January 1) over a period not exceeding ten years. If a Transferred Participant’s Grandfathered Deferral is payable in a single lump sum, the payment shall be made as soon as practicable following the Distribution Date but not later than 30 days following the Distribution Date. If a Transferred Participant’s Grandfathered Deferral is payable in installment payments, then payments shall be made in substantially equal annual installments (each January 1) over the period as elected by the Transferred Participant in the Deferral Election commencing as soon as practicable following the Distribution Date but not later than 30 days following the Distribution Date. Except as provided below, a Transferred Participant’s election as to the time and method of payment shall be irrevocable.

(c)	Re-Deferral Elections for Grandfathered Amounts. A Transferred Participant may make a Re-Deferral Election with respect to Grandfathered Deferrals; provided, that no Re-Deferral Election shall be effective unless (i) the Committee receives the election prior to the

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December 1 of the calendar year preceding the calendar year in which the Distribution Date to be changed occurs, and (ii) the new Distribution Date is not earlier than the January 1 immediately following the first anniversary of the date the Re-Deferral Election is made. All Re-Deferral Elections must be made pursuant to such rules as the Committee may prescribe.

(d)	Change in Method of Payment of Grandfathered Deferrals. A Transferred Participant may make a one-time election to change the method of payment elected by the Transferred Participant; provided, that such election shall not be effective unless the election to change the method of payment is received by the Committee prior to the December 1 of the calendar year preceding the calendar year in which the Distribution Date specified in the original Deferral Election occurs. All such elections must be made pursuant to such rules as the Committee may prescribe.

(e)	Early Withdrawal With Penalty. Notwithstanding the other provisions of the Plan and this Supplement to the Contrary, a Transferred Participant may request a withdrawal from his Grandfathered Deferrals, pro rata, by filing a request with the Committee or its designee in such form as the Committee may prescribe. Any withdrawal under this provision will be charged with a 10 percent early withdrawal penalty which will be withheld from the amount withdrawn and forfeited.

(f)	Disability. In the event a Transferred Participant becomes totally disabled (as defined above) before all Grandfathered Deferrals have been paid, payment of the Transferred Participant’s Grandfathered Deferrals shall be made in a lump sum as soon as practicable after the Transferred Participant is determined to be totally disabled.

(g)	Death. In the event a Transferred Participant dies before all Grandfathered Deferrals have been paid, payment of the Transferred Participant’s Grandfathered Deferrals shall be made in a single lump sum payment as soon as practicable after the Transferred Participant’s death.

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(h)	Small Amounts. Notwithstanding any election by the Transferred Participant regarding the timing and manner of payment of his Grandfathered Deferrals, upon a Participant’s retirement or other termination of employment, if the total value of the Transferred Participant’s Grandfathered Deferrals (determined as of the Valuation Date coinciding with or immediately following the Transferred Participant’s termination of employment) is less than $10,000, then the Transferred Participant’s Grandfathered Deferrals shall be distributed in a lump sum as soon as practicable following the Participant’s retirement or other termination of employment.

4.	Liberty Fabrics Plan Transfer. Effective June 30, 2002, the account balance of certain participants in the Liberty Fabrics, Inc. Nonqualified Deferred Compensation Plan (the “Liberty Plan”) was transferred to and became subject to the provisions of the Sara Lee Plan. Those balances in the Sara Lee Plan were transferred to the Plan as part of the transfers described in this Supplement and shall be treated as separate Grandfathered Deferrals under the Plan. Accordingly, each Liberty Plan participant has specified a Distribution Date, method of payment, and investment alternative with respect to such transferred account balance. However, notwithstanding anything contained in the Plan to the contrary, a Liberty Plan participant may not make a one-time election to change the method of payment under Paragraph 3 above with respect to his or her transferred account balance.

5.	Rules for Non-Grandfathered Amounts. Amounts transferred from the Sara Lee Plan that were deferred on or after January 1, 2005 shall be subject to the rules described in the Plan rather than under Paragraph 3 of this Supplement.

6.	General. Except as expressly provided to the contrary in this Supplement, Transferred Participants will be subject to the terms and conditions of the Plan, as amended from time to time. The terms expressly defined in this Supplement shall supersede any conflicting terms of the Plan. All other defined terms used in this Supplement shall have the same meanings assigned to them by the Plan.

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